Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2010 Q3 RESULTS

PARK CITY, Utah, July 29/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2010 third quarter ended June 30, 2010.  Net sales for the fiscal 2010 third quarter were $44.5 million compared to $39.4 million for the same quarter of fiscal 2009.  For the third quarter of fiscal 2010, net income was $3.8 million, or $0.36 diluted earnings per share, compared to net income of $3.0 million, or $0.27 diluted earnings per share, for the same quarter of fiscal 2009.

Net sales for the nine months ended June 30, 2010 were $137.2 million compared to $121.0 million for the same period in fiscal 2009.  For the nine months ended June 30, 2010, net income was $12.8 million, or $1.22 per diluted share, compared to a net loss of $(17.2) million, or $(1.58) per diluted share, for the same period of fiscal 2009.  The nine months ended June 30, 2009 included a non-cash goodwill impairment charge of $37.5 million ($27.3 million after tax, or $2.51 per diluted share).

Operating cash flow for the nine months ended June 30, 2010 was $13.3 million compared to $17.2 million for the same period of fiscal 2009.  This operating cash flow, combined with net borrowings of $11.0 million, was primarily used to invest $10.2 million in purchases of property and equipment, $13.1 million in acquisitions of branded natural product businesses and $2.8 million in repurchases of common stock.

Bill Gay, chairman and chief executive officer, commented, “The rapid integration of recent acquisitions into our business has positively impacted our quarterly and year-to-date net sales, net income and Adjusted EBITDA.  It is encouraging to deliver both improved gross margins and reduced selling, general and administrative expenses as a percentage of net sales.  Our management team has done an exceptional job over the last year doing more for less. Continued execution of our long term business strategy is essential to our long-term growth and success, including increasing market share in health and natural food stores, completing synergistic acquisitions, expanding into other strong-margin natural product channels and international expansion.”

Mr. Gay continued, “We believe that the best-managed health food stores have been able to weather the ongoing US economic chaos because their customers place high priorities on personal health and individual well being.  Retail store innovation, competitive expansion and new product selection has been stronger in many of the Western States.  We continue to make substantial investments in our manufacturing and distribution operations to facilitate future acquisitions and internal growth opportunities.  As facility improvements are completed, there are additional areas where savings will be generated.  We appreciate the support our stakeholders provide us in allowing us to execute a plan based on fundamental business principles and long-term growth.  We firmly believe a good business plan combined with a well-managed company produces the most stable shareholder value and positions the company to take advantage of opportunities as they arise.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids™, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™ and Granola’s™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 4,000 SKUs, including over 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions or inability to complete them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2010 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	June 30,	September 30,
	2010	2009
Assets
Current assets, net	$58,565	$50,582
Property, plant and equipment, net	61,933	55,584
Goodwill	5,041	1,177
Other non-current assets, net	30,658	26,617
	$156,197	$133,960

Liabilities and Stockholders’ Equity
Current liabilities	$18,875	$18,138
Long-term liabilities	31,373	20,184
Stockholders’ equity	105,949	95,638
	$156,197	$133,960

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2010	2009	2010	2009
Net sales	$44,506	$39,406	$137,241	$120,992
Cost of sales	21,523	19,250	65,441	56,964
Gross profit	22,983	20,156	71,800	64,028
Operating expenses
Selling, general and administrative	16,381	15,099	49,809	46,585
Amortization of intangible assets	329	163	941	480
Impairment of goodwill	—	—	—	37,519
Income (loss) from operations	6,273	4,894	21,050	(20,556)
Interest and other (income) expense, net	147	177	403	951
Income (loss) before provision (benefit) for income taxes	6,126	4,717	20,647	(21,507)
Provision (benefit) for income taxes	2,332	1,698	7,808	(4,279)

Net income (loss)	$3,794	$3,019	$12,839	$(17,228)

Net income (loss) per common share
Basic	$0.37	$0.28	$1.23	$(1.58)
Diluted	0.36	0.27	1.22	(1.58)

Weighted average common shares outstanding
Basic	10,386,829	10,903,394	10,420,505	10,874,382
Diluted	10,493,005	10,982,174	10,514,073	10,874,382

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended June 30,		Nine months ended June 30,
	2010	2009	2010	2009

Net income (loss)	$3,794	$3,019	$12,839	$(17,228)
Provision (benefit) for income taxes	2,332	1,698	7,808	(4,279)
Interest and other (income) expense, net (1)	147	177	403	951
Depreciation and amortization	1,913	1,683	5,440	4,959
Impairment of goodwill (2)	—	—	—	37,519

Adjusted EBITDA	$8,186	$6,577	$26,490	$21,922

(1)	Includes amortization of deferred financing fees.

(2)	For the nine months ended June 30, 2009, a non-cash goodwill impairment charge of $37.5 million was recorded related to our branded and natural food markets reporting units.